Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC, ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

-2Q12 Total Net Revenues Increased by 19% vs. 2Q11 to $78.2 MM -

-2012 Guidance Updated-

-First Profitable Quarter for Company-

MALVERN, PA (July 31, 2012) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the quarter ending on June 30, 2012.  The Company also highlighted recent commercial, regulatory and clinical development progress in the second quarter of 2012 and has updated financial guidance for full year 2012.

For the quarter ended June 30, 2012, Auxilium reported net revenues of $78.2 million, compared to net revenues of $65.9 million in the second quarter of 2011, an increase of 19%.  For the second quarter of 2012, U.S. Testim® and XIAFLEX® net revenues increased by 26% and 21% respectively over the comparable 2011 period.  Auxilium reported net income of $7.7 million, or $0.16 per share (basic and fully diluted basis), compared to a net loss of ($5.1) million, or ($0.11) per share, reported for the second quarter of 2011.

“In the second quarter of 2012, Auxilium achieved strong growth, record net revenues, and, in addition to turning a quarterly net profit for the first time, we now expect 2012 to be our first profitable year,” said Adrian Adams, Chief Executive Officer and President of Auxilium.  “For the remainder of 2012 and beyond, we will continue to  focus on delivering excellence in commercial execution and  we anticipate  a positive additional impact from GlaxoSmithKline’s efforts on Testim’s growth.  We also look forward to filing the sBLA for XIAFLEX for the treatment of Peyronie’s disease by the end of the year as we seek to obtain FDA approval for this indication.”

Second Quarter 2012 and Recent Highlights:

•            In July 2012, Auxilium was granted a Notice of Compliance (approval) by Health Canada for XIAFLEX for the treatment of Dupuytren’s contracture in adults with a palpable cord in Canada.  The Company’s licensee, Actelion Pharmaceuticals Ltd., expects to make XIAFLEX available to patients in Canada in the first half of 2013.

•            In June 2012, Auxilium announced positive top-line results from both phase III trials of XIAFLEX for the treatment of Peyronie’s disease (assuming we receive FDA approval).  XIAFLEX demonstrated statistically significant improvement in the co-primary endpoints of penile curvature deformity and patient-reported bother versus placebo.

•            In May 2012, the Company and GlaxoSmithKline LLC (“GSK”) announced that they entered into an agreement for the co-promotion of Testim, which is indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of testosterone.  GSK began promoting Testim using a sizeable established field sales force in the U.S. in mid-July 2012.

•            In May 2012, Auxilium and FCB I LLC (“FCB”) announced that the United States Patent and Trademark Office issued U.S. Patent No. 8,178,518 covering, among other things, Testim 1% testosterone gel, marketed by Auxilium under license from FCB. This tenth Orange Book listed patent, which claims certain pharmaceutical compositions comprising testosterone, is expected to expire in April 2023.

•            In April 2012, Auxilium and FCB received a notice from Watson Laboratories, Inc. advising them of Watson’s filing of an Abbreviated New Drug Application containing a Paragraph IV certification for testosterone gel.  In May 2012, Auxilium and FCB filed a lawsuit against Watson for infringement of Testim patents in the United States District Court for the District of New Jersey.

Second Quarter 2012 Financial Details

Total revenues for the three months ended June 30, 2012 were $78.2 million, an increase of 19% over the $65.9 million recorded in the second quarter of 2011.  This increase in net revenues was due to increases in U.S. sales of both Testim and XIAFLEX.  For the second quarter of 2012, U.S. Testim net revenues increased by 26% and U.S. XIAFLEX net revenues increased 21% over the comparable 2011 period. However, international XIAFLEX net revenues decreased for the second quarter of 2012 from the comparable 2011 period since the second quarter 2011 included cumulative catch-up revenue adjustments aggregating $3.8 million relating to international contract milestones earned in the period.  International XIAFLEX revenue for the second quarter of 2012 did not include any cumulative catch-up revenue amortization since no contract milestones were earned in the period.  See Table 3 attached for further details on revenues.

Gross margin on net revenues was 77% for the quarter ended June 30, 2012 compared to 78% for the comparable period in 2011.  The decrease in the gross margin rate is primarily due to the high margin catch-up amortization that was recognized from XIAFLEX milestones earned in the second quarter of 2011.

Research and development spending for the quarter ended June 30, 2012 was $10.2 million, compared to $13.3 million in the comparable 2011 period.  This decrease in expense results principally from the lower level of spending in the current year on the ongoing XIAFLEX phase III clinical trials for the treatment of Peyronie’s disease.

Selling, general and administrative costs for the quarter ended June 30, 2012 were $42.6 million, compared to $43.4 million in the comparable 2011 period.  This decrease was primarily due to a lower level of spending and change in the timing of spend this year for XIAFLEX and Testim marketing and advertising.

The net income for the second quarter of 2012 was $7.7 million, or $0.16 per share (basic and fully diluted basis) compared to a net loss of ($5.1) million, or ($0.11) per share, reported for the second quarter of 2011.  Net income for the second quarter of 2012 includes total stock-based compensation expense of $3.9 million, compared to $4.0 million for the second quarter of 2011.

As of June 30, 2012, Auxilium had $181.3 million in cash, cash equivalents and short-term investments, compared to $163.1 million at March 31, 2012, and no debt.

Updated Guidance:

•            The Company is increasing full year 2012 guidance for global Testim revenues from the previously stated guidance of a range of $225 to $235 million to a range of $245 to $255 million.

•            The Company is maintaining full year 2012 guidance for XIAFLEX U.S. revenues of $55 to $65 million.

•            The Company is decreasing full year 2012 guidance for XIAFLEX Ex.-U.S/contract revenues from the previously stated guidance of a range of $13 to $15 million to a range of $10 to $12 million and full year global XIAFLEX revenues from the previously stated guidance of a range of $68 to $80 million to a range of $65 to $77 million

•            The Company is increasing full year 2012 guidance for total net revenues from the previously stated guidance of a range of $293 to $315 million to a range of $310 to $332 million.

•            The Company is decreasing full year 2012 guidance for R&D from the previously stated guidance of a range of $55 to $65 million to a range of $45 to $55 million.

•            The Company is increasing full year 2012 guidance for SG&A from the previously stated guidance of a range of $180 to $190 million to a range of $200 to $210 million.

•            The Company is increasing full year 2012 net income guidance from the previously stated guidance of a range of $(5) to $(10) million to a range of $0 to $5 million for the year.  See Table 4 attached for further details on guidance.

Conference Call

Auxilium will hold a conference call today, July 31, 2012 at 10:00 a.m. ET, to discuss second quarter 2012 results. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 10:00 a.m. ET.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review until October 31, 2012.

Conference call details:
Date:	Tuesday, July 31, 2012
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-783-2146
Dial-in (International):	857-350-1605
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	39489031

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord. GSK began co-promoting Testim with Auxilium in the U.S. in mid-July 2012.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s Disease. Collagenase clostridium histolyticum (“CCH”) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for CCH. For additional information, visit http://www.auxilium.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions.  No specific assurances can be given with respect to: whether we will be profitable for full year 2012; whether we will be able to deliver with excellence in commercial execution for Testim and XIAFLEX; whether the GSK co-promotion efforts will have a positive additional impact on Testim’s growth; whether we will file an sBLA for XIAFLEX for the treatment of Peyronie’s disease by the end of 2012; whether we will develop XIAFLEX for the treatment of multiple potential indications; when, if ever, Actelion will make XIAFLEX available in Canada; the duration of U.S. Patent No. 8,178,518; the degree to which our actual results will meet our projections for revenues for fiscal year 2012, R&D expenditures, or net income; or whether we will be successful in pursuing any of the legal or regulatory options available to us in defense of the patents covering Testim, including enforcement of our intellectual property rights and approved labeling.  While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Table 1 - Condensed Consolidated Statement of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net revenues	$78.2	$65.9	$151.8	$124.3
Operating expenses*:
Cost of goods sold	17.8	14.4	34.4	25.6
Research and development	10.2	13.3	22.2	29.1
Selling, general and administrative	42.6	43.4	89.5	86.5
Total operating expenses	70.6	71.1	146.1	141.2
Income (loss) from operations	7.6	(5.1)	5.7	(16.9)
Interest income (expense), net	0.1	(0.0)	0.3	(0.1)
Net income (loss)	$7.7	$(5.1)	$6.0	$(17.0)

Net income (loss) per common share:
Basic	$0.16	$(0.11)	$0.12	$(0.36)
Diluted	$0.16	$(0.11)	$0.12	$(0.36)

Shares used to compute net income (loss) per share:
Basic	48.6	47.8	48.6	47.8
Diluted	49.2	47.8	49.3	47.8

*includes the following amounts of stock-based compensation expense:
Cost of goods sold	$0.0	$0.0	$0.0	$0.0
Research and development	0.6	0.8	1.2	1.6
Selling, general and administrative	3.2	3.2	6.3	6.7

AUXILIUM PHARMACEUTICALS, INC.
Table 2 - Selected Consolidated Balance Sheet Data
(In millions)
(Unaudited)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$181.3	$154.3
Total assets	329.4	301.0
Total stockholders’ equity	107.9	84.4

AUXILIUM PHARMACEUTICALS, INC.

Table 3 - 2nd Quarter 2012 Revenue Details

(In millions, except for percentages)

(Unaudited)

	Three Months Ended June 30,		Incr.	Six Months Ended June 30,		Incr.
	2012	2011	(Decr.)	2012	2011	(Decr.)

Testim U.S. Revenue	$62.5	$49.7	26%	$120.4	$95.2	26%
Testim – U.S. Royalty & Contract Revenue	1.3	0.8	62%	2.0	1.4	43%
Total Testim Revenue	$63.8	$50.5	26%	$122.4	$96.7	27%
XIAFLEX U.S. Revenue	$11.9	$9.9	21%	$24.5	$18.5	32%
XIAFLEX Revenue Recognition Change	—	—	n/a	—	1.8	n/a
XIAFLEX Royalty & Contract Revenue	2.5	5.5	(54)%	4.9	7.3	(33)%
Total XIAFLEX Revenue	$14.4	$15.4	(6)%	$29.4	$27.6	6%
Total Worldwide Revenue	$78.2	$65.9	19%	$151.8	$124.2	22%

Contract Revenues represent amortization of previously received upfront and milestone payments.

AUXILIUM PHARMACEUTICALS, INC.

Table 4- 2012 Financial Guidance

(Unaudited)

	Previous	Updated
Total Net Revenues	$293 - 315	$310 - 332
Global Testim Revenues	$225 - 235	$245 - 255
XIAFLEX:
U.S. Revenues	$55 - 65	$55 - 65
Ex U.S. / Contract Rev.	$13 - 15	$10 - 12
Total XIAFLEX	$68 - 80	$65 - 77
R & D Expense	$55 - 65	$45 - 55
S G & A Expense	$180 - 190	$200 - 210
Net Income (Loss)	$(5) - (10)	$0 - 5